CONSENT  OF  INDEPENDENT  REGISTERED  CERTIFIED  PUBLIC  ACCOUNTANTS



SpaceDev,  Inc.
San  Diego,  California



We hereby consent to the use in the Prospectus constituting a part of this Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (333-116766) of our report dated February 13, 2003 relating to the consolidated balance sheet as of December 31, 2002 and the consolidated statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2002 of SpaceDev, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/  Nation  Smith  Hermes  Diamond
-----------------------------------

San  Diego,  California
September  17,  2004